                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 7, 1997

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DEP Corporation, a Delaware corporation (the "Company"), will be held at the Holiday Inn, 19800 South Vermont Avenue, Torrance, California, on Friday, February 7, 1997 (the "Meeting"), at 10:00 a.m. (local time) for the following purposes:

    1.  To elect two Class III directors to serve for three-year terms.

    2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors of the Company has fixed the close of business on Tuesday, December 17, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment thereof. The list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during the ten days prior to the Meeting at the Company's offices, 2101 East Via Arado, Rancho Dominguez, California, during normal business hours.

    The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting.

    YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOUR STOCK IS REPRESENTED, WE URGE YOU TO VOTE, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                  By Order of the Board of Directors

                                               [SIG]

                                     JUDITH R. BERGLASS

                                            SECRETARY

Rancho Dominguez, California
December 30, 1996

                                     [LOGO]

                              2101 EAST VIA ARADO
                    RANCHO DOMINGUEZ, CALIFORNIA 90220-6189

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 7, 1997

GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DEP Corporation, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on Friday, February 7, 1997, at 10:00 a.m. (local time), at the Holiday Inn, 19800 South Vermont Avenue, Torrance, California, and at any adjournment or postponement thereof (the "Meeting").

    Record holders of the Company's common stock, par value $.01 per share, (the "Common Stock") as of the close of business on December 17, 1996 will be entitled to receive notice of, and to vote at, the Meeting. As of December 17, 1996, there were 6,793,602 shares of Common Stock outstanding. Presence at the Meeting, in person or by proxy, of a majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting. Each share of the Common Stock will be entitled to cast one vote on each matter presented to the stockholders. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions (which are effective on all matters other than the election of directors) will be considered as "against" votes for the purpose of calculating whether the requisite percentage of votes cast has approved a proposal, whereas broker non-votes will not be counted as cast.

    Shares represented by duly executed proxies received prior to the Meeting will be voted at the Meeting. Such shares will be voted in accordance with all instructions validly given by a stockholder. When no such instruction is given, the shares will be voted in accordance with the recommendation of the Board of Directors of the Company (the "Board") indicated on the proxy.

    The Company will pay all expenses of soliciting proxies. In addition to the solicitation being made hereby, solicitation may be made in person or by telephone by Company officers, directors or employees who will not be specially compensated therefor. Upon request, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Common Stock.

    A proxy may be revoked at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by submission of a subsequent proxy or by attending and voting in person at the Meeting.

    This Proxy Statement and the enclosed form of proxy are being mailed to holders of the Common Stock on or about December 27, 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following information is set forth as of December 1, 1996 with respect to the Company's chief executive officer and four most highly compensated other officers, each director, all directors and executive officers as a group, and each other person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock:

                                                                     COMMON STOCK
                                                       -----------------------------------------
                                                       BENEFICIALLY    OPTIONS      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS(1):               OWNED(2)    EXERCISABLE(2)   CLASS(3)
-----------------------------------------------------  -----------  -------------  -------------
DIRECTORS AND OFFICERS
  Robert Berglass....................................   1,841,260        79,800           26.5
  Judith R. Berglass (4).............................     506,796        35,000            7.3
  Grant W. Johnson...................................      70,494        65,000            1.0
  Philip I. Wilber...................................      --             6,000          *
  Michael Leiner.....................................      15,000        --              *
  Alexander L. Kyman.................................       1,000        --              *
  Jerome P. Alpin....................................      55,916        35,000          *
  Stephen R. Berry...................................       8,100         6,000          *
  D. Lee Johnson.....................................       6,734         5,000          *
All Directors and Officers (11 Persons)..............   2,527,300       245,800           35.5

OTHER 5% BENEFICIAL OWNERS (5)
  Dimensional Fund Advisors Inc......................     362,524        --                5.3
    1299 Ocean Avenue, Ste. 850
    Santa Monica, CA 90401

------------------------

* Denotes less than 1%.

Except as otherwise indicated, each person shown in the above table has sole voting and dispositive power over the Common Stock or options.

(1) The address for each director and officer is c/o DEP Corporation, 2101 East Via Arado, Rancho Dominguez, California 90220-6189.

(2) Includes options exercisable on December 1, 1996 or within 60 days thereafter.

(3) The percentage calculation gives effect to 625,000 shares of the Common Stock that the Company is obligated to issue to its secured lenders pursuant to the Company's recent Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code.

(4) Includes 400,000 shares of the Common Stock held in the Berglass 1995 Irrevocable Trust dated June 27, 1995 for which Mrs. Berglass is the Trustee.

(5) Based solely upon the information delivered to the Company by such beneficial owners. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 362,524 shares of the Company's Common Stock as of September 30, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Voting power with respect to certain of such shares is shared with persons who are officers of Dimensional. Dimensional disclaims beneficial ownership of all such shares.

                             ELECTION OF DIRECTORS

    The Company's Board currently consists of six directors who are divided into three classes. The term of office of the Class III directors, Mr. Berglass and Mr. Johnson, expires at the Meeting and they have been nominated by the Board to serve as Class III directors for a term of three years. The nominees have indicated to the Company their availability and willingness to serve in such capacity. However, if prior to the voting for directors, any of the nominees becomes unavailable or unable to serve as a director, the proxy holders will vote for a substitute nominee in accordance with their best judgment.

    Information concerning the Class III director nominees and the continuing directors, based on data furnished by them, is set forth below:

              NAME                    AGE                PRINCIPAL OCCUPATION AND POSITION WITH THE COMPANY
---------------------------------     ---     -------------------------------------------------------------------------
NOMINEES:
CLASS III DIRECTORS
(terms to expire in 1999)

Robert Berglass                       58      Robert Berglass has served as President of the Company since 1969 and has been Chairman of the Board of Directors since 1971. Immediately prior to joining the Company, he was a Vice President of Faberge, Inc. He has more than 35 years of experience in the personal care products industry.

Grant W. Johnson                      52      Grant W. Johnson is the Senior Vice President, Finance and Chief
                                              Financial Officer and has been employed by the Company since 1985 and as a director since 1986. For approximately eight years preceding his joining the Company, he was Vice President, Finance of Vidal Sassoon,
                                              Inc. Mr. Johnson, a certified public accountant, also has seven years of experience with Deloitte & Touche LLP.

CONTINUING DIRECTORS:
CLASS I DIRECTORS
(terms expire in 1997)

Alexander L. Kyman                    67      Alexander L. Kyman has been a director of the Company since December
                                              1994. Since January 1, 1994, Mr. Kyman has been the principal of Alex
                                              Kyman & Associates, a business and financial consulting firm. For over 27 years prior thereto he was employed by City National Bank where he served as Vice Chairman for one year and as President and Chief Operating
                                              Officer for eight years prior thereto.

Michael Leiner                        50      Michael Leiner has been a director of the Company since December 1994.
                                              Mr. Leiner is Chairman Emeritus of Leiner Health Products Inc., a
                                              manufacturer and marketer of pharmaceutical products. Since 1992 he has been a consultant to that company and others. From 1979 to 1992, he served as Chairman of the Board and Chief Executive Officer of Leiner
                                              Health Products Inc.

              NAME                    AGE                PRINCIPAL OCCUPATION AND POSITION WITH THE COMPANY
---------------------------------     ---     -------------------------------------------------------------------------
CONTINUING DIRECTORS:
CLASS II DIRECTORS
(terms expire in 1998)

Judith R. Berglass                    45      Judith R. Berglass is a Senior Vice President and has been employed by the Company since 1983. She has served as the Company's Vice President,
                                              Corporate Development since 1984, a director since 1985 and since 1986 has also served as Secretary. For the three years prior to joining the
                                              Company, she was Vice President of CLF Associates, a management consulting firm. Mrs. Berglass is the wife of the President.

Philip I. Wilber                      69      Philip I. Wilber has been a director of the Company since October 1993.
                                              Mr. Wilber founded Drug Emporium, Inc. in 1977 and served as its
                                              President, Chief Executive Officer and Chairman of the Board until 1989, and as its Chairman of the Board from 1989 until his retirement in
                                              January 1992. He then served as a director until January 1993 and has been a consultant since that time. Drug Emporium is a chain of 136 company-owned deep discount drug stores which also provides certain services for 100 independently franchised stores operating under the same name.

BOARD OF DIRECTORS AND COMMITTEES

    The Board held 11 meetings during fiscal 1996. Non-employee directors receive an annual retainer of $6,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended on a date different from a Board meeting. In addition, each non-employee director is entitled to receive $2,000 for service as chairman of a committee of the Board. During fiscal year 1996, each director attended at least 75% of all meetings of the Board and any committees of the Board on which such director served.

    Under the Company's 1992 Stock Option Plan, each director of the Company other than the Company's Chairman is entitled to receive an option grant covering 1,000 shares of the Common Stock on the last business day of each fiscal year, at an exercise price equal to the last reported sale price on such day. Pursuant to an amendment to such Plan that was approved by the Company's stockholders on January 9, 1996, any person becoming a director on or after August 1, 1994 will receive a one-time grant of an option to purchase 5,000 shares of the Common Stock at an exercise price equal to the last reported sale price on the date of grant. On September 19, 1995, Messrs. Leiner and Kyman each was granted an option to purchase 5,000 shares at the price of $2.125 per share pursuant to the foregoing amendment. However, in light of the Company's recent plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code, all of the directors entitled to receive the annual grant covering 1,000 shares elected to defer the receipt of options during the fiscal year ended July 31, 1996.

    The Board currently has an Audit Committee, a Compensation and Management Stock Option Committee (the "Compensation Committee") and an Employee Stock Option Committee. The Board does not have a standing Nominating Committee.

    During fiscal 1996, the Audit Committee's responsibilities included selecting the Company's independent auditors, examining the results of the annual audit and reviewing the Company's internal accounting controls and estimated fees of services performed by the Company's independent auditors. In addition, the Audit Committee advised the Board as to particular accounting or financial matters which came to its attention during the course of its review. Messrs. Kyman and Leiner are currently the members of the Audit Committee, which held five meetings during fiscal 1996.

    The Compensation Committee is responsible for determining compensation for the President and stock option grants to all executive officers. Messrs. Wilber and Leiner are currently the members of the Compensation Committee, which held two meetings during fiscal 1996.

    The Employee Stock Option Committee is responsible for determining stock option grants to employees who are not executive officers. Mr. Berglass is currently the sole member of the Employee Stock Option Committee, which met once during fiscal 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based on the Company's review of the copies of those reports and written representations which it has received, the Company believes that all such filings have been made. Mr. Mark M. Jagusiak, the Company's Vice President, Operations, was late in filing a Form 5 to report the expiration of certain stock options, which expiration was exempt from liability under Section 16(b) of the Exchange Act.

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal years 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                              ANNUAL               AWARDS
                                                          COMPENSATION(1)     -----------------
                                             FISCAL    ---------------------    STOCK OPTIONS        ALL OTHER
                   NAME                       YEAR     SALARY(2)   BONUS(3)    NUMBER GRANTED     COMPENSATION(4)
------------------------------------------  ---------  ----------  ---------  -----------------  -----------------
Robert Berglass                               1996     $  546,892  $      --             --          $   1,750
  President and Chief Executive Officer       1995        523,651         --             --              1,750
                                              1994        566,085         --         30,000              2,724

Grant W. Johnson                              1996        209,814         --             --              2,284
  Senior Vice President and Chief             1995        204,990         --         26,000              1,210
  Financial Officer                           1994        206,500         --         11,000              4,032

Jerome P. Alpin                               1996        200,168         --             --              3,419
  Senior Vice President and General           1995        195,594     17,970         25,000              2,060
  Manager, International Sales and            1994        197,142     42,625         10,000              5,259
  Marketing

Stephen R. Berry                              1996        151,900         --             --              1,815
  Vice President, Sales                       1995        142,200      9,157         10,000              1,293
                                              1994        125,725      9,437          7,000              1,672

D. Lee Johnson                                1996        134,750         --             --              1,560
  Vice President, Administration              1995        103,077     17,970          8,500                848
                                              1994             --         --             --                 --

------------------------

(1) Base salaries for Messrs. Berglass, Grant Johnson and Alpin in fiscal year 1996 remained unchanged from the prior year level; however, during the period March 1995 through October 1995 all three participated in voluntary salary reductions which amounted to 15% for Mr. Berglass and 10% for Messrs. Johnson and Alpin.

(2) Compensation deferred at the election of the executive pursuant to the DEP Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") is included as salary in the year earned. The Deferred Compensation Plan was terminated in November 1995.

(3) Bonuses are included in the fiscal year earned, but are typically paid in the following fiscal year. Bonuses paid are subject to the Company's 1993 Stock Target Ownership Plan pursuant to which executives receive a portion of their bonus compensation in shares of Common Stock based on the fair market value of such stock. The fiscal 1995 and 1994 bonuses paid to Mr. Alpin included the fair market value of 1,734 and 2,765 shares of Common Stock, respectively. The fiscal 1995 bonus paid to Mr. D. Lee Johnson included the fair market value of 1,734 shares of Common Stock.

(4) Amounts paid in fiscal 1996 represent: (i) the value of group and supplemental term life insurance provided in excess of $50,000 basic coverage of $1,350 for Mr. Berglass, $1,884 for Mr. Grant Johnson, $3,019 for Mr. Alpin, $1,415 for Mr. Berry and $1,160 for Mr. D. Lee Johnson; and
    (ii) $400 for each of the named officers as matching contributions under the Company's 401(k) plan. No contribution was made by the Company to its Profit Sharing Plan for either fiscal 1996 or 1995.

CHANGE IN CONTROL BENEFITS

    The Company has entered into an Executive Severance Agreement (the "Severance Agreement") and a Retention Bonus Agreement (the "Retention Agreement") (collectively, the "Agreements") with each of the executive officers named in the Summary Compensation Table above, and other executive officers, with the exception of Messrs. Berglass and Berry, who are covered only by a Severance Agreement. The Agreements provide for a severance payment and a retention bonus payment should a change in control of the Company occur.

    The Severance Agreement provides an executive with a lump sum payment based on an executive's current annual base salary, as of the date of termination, as follows: (1) the President and senior vice presidents would receive payments equal to 18 months of their annual base salary, (2) other executive officers would receive payments equal to 12 or 18 months of their annual base salary, and
(3) other vice presidents and department directors would receive payments equal to six months of their annual base salary plus one month of the executive's annual base salary multiplied by a number equal to the number of years the executive has been employed by the Company, provided, however, that the maximum payment would not exceed 18 months of such executive's annual base salary. In addition, all such executives would receive life, disability, accident and group health insurance benefits for a like period of time.

    A change in control will be deemed to have occurred if: (i) Robert Berglass, Judith R. Berglass and any controlled affiliate thereof no longer is the beneficial owner of securities of the Company representing 26% or more of the combined voting power of the Company's then outstanding securities; (ii) within a two consecutive year period, members of the Board at the beginning of such period and approved successors no longer constitute a majority of such Board, or
(iii) stockholders of the Company entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

    An executive is not entitled to receive any compensation or benefits under the Severance Agreement subsequent to a change in control if the executive's employment is terminated (i) due to the disability of the executive, (ii) by the Company, for "just cause," as defined in the Severance Agreement or (iii) by the executive other than for "good reason," as defined in the Severance Agreement. Each Severance Agreement will terminate three years from the date of execution and will automatically be extended for one additional year unless either party gives notice to the other of its intent not to extend the term.

    The Retention Agreement provides that in the event a change in control occurs within 24 months after such executive enters into such Retention Agreement and (i) the executive remains in the employ of the Company for a period of six months after such change in control or (ii) if such executive is terminated by the Company or a successor, unless such termination is for "just cause," as defined in the Retention

Agreement or voluntarily by the executive other than for "good reason," as defined in the Retention Agreement, then each executive listed on the Summary Compensation Table above, with the exception of Messrs. Berglass and Berry, will receive a lump sum payment equal to approximately six months of the executive's annual base salary.

    If payments and benefits under the Agreements pursuant to a change in control would subject such executive to excise tax under Section 4999 of the Internal Revenue Code or would result in the Company's loss of a federal income tax deduction for such payments, then such payments and benefits shall automatically be reduced to the extent necessary to avoid the imposition of such tax penalty.

    The Board believes that the Agreements, which were unanimously approved by the independent, non-management directors, reinforce and encourage the continued attention and dedication of members of the Company's management team to their assigned duties. The Agreements protect the best interests of the stockholders by assuring such executives a level of financial security and inducing such executives to remain in the employ of the Company. The Board believes that these advantages outweigh the cost of such benefits.

                                 OPTION GRANTS

    With the exception of options with respect to 10,000 shares of the Common Stock granted to two non-employee directors, Messrs. Kyman and Leiner, no other options were granted to executives or other employees during fiscal 1996.

                          OPTION EXERCISES AND VALUES

    The following table presents information regarding options exercised to acquire shares of the Company's Common Stock during fiscal 1996 and the values of unexercised options held at the end of fiscal 1996:

   AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND 1996 FISCAL YEAR-END OPTION
                                     VALUES

                                                                                          VALUE OF UNEXERCISED
                                   NUMBER OF                 NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                    SHARES                 OPTIONS AT FISCAL YEAR END    AT FISCAL YEAR END(1)
                                   ACQUIRED      VALUE     --------------------------  --------------------------
NAME                              ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------  ----------  -----------  -------------  -----------  -------------
Robert Berglass.................      --       $   --          79,800        50,200     $  --         $  --
Grant W. Johnson................      --           --          65,000        12,000        --            --
Jerome P. Alpin.................      --           --          35,000        10,000        --            --
Stephen R. Berry................      --           --           6,000        12,000        --             1,250
D. Lee Johnson..................      --           --           5,000         3,500        --            --

------------------------

(1) Based on the difference between the closing price on the Nasdaq SmallCap Market of $1.25 for the shares of Class A common stock and $1.625 for the shares of Class B common stock at July 31, 1996, and the exercise price of options having an exercise price lower than such closing prices. Pursuant to the Company's Plan of Reorganization which was confirmed by the United States Bankruptcy Court on October 23, 1996, effective November 4, 1996, the Company's Class A and Class B common stock were both reclassified into shares of the Common Stock.

                         COMPENSATION COMMITTEE REPORT

    The Company's executive compensation policies are designed to develop a high quality management team and to motivate this team to achieve the Company's short-term and long-term goals. With this in mind, the Company seeks to develop overall compensation programs which provide the competitive compensation levels necessary to attract and retain experienced, innovative, and well-qualified executives from the health and beauty care industry and the Company's own middle management. The Company then seeks to provide such executives with significant performance bonuses closely linked to their achievement of objective financial goals, such as growth in net sales and operating income and a favorable return on equity, and to more subjective goals, such as organizational development, team work and corporate efficiency.

    Within this framework, the Company's Compensation Committee is responsible for determining all aspects of the compensation for its president and chief executive officer (the "CEO"), as well as the stock options to be granted to the Company's other executive officers. The CEO is responsible for establishing all compensation for the other executive officers, apart from their stock options.

    As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax effect on the Company and executives of various payments and benefits. Section 162(m) of the Internal Revenue Code generally disallows the Company's deduction for compensation in excess of $1,000,000 paid to the CEO or to any of the four other most highly compensated executive officers, unless such excess compensation qualifies as "performance-based compensation." The Compensation Committee will not necessarily limit executive compensation to that which is deductible by the Company under Section 162(m), but believes that Section 162(m) will not limit the deductibility of any compensation granted to date.

    The three key components of the Company's compensation programs are base salary, performance bonuses and stock options.

    BASE SALARY

    Base salary levels for all executive officers are reviewed annually. As part of this review, the Company takes into account the compensation packages offered by other companies in the health and beauty care industry and focuses particular attention on the compensation paid by a group of the Company's peers (the "Peer Group"). The Company also gives consideration to the experience, responsibilities, management and leadership abilities of its individual executive officers and their actual performance on behalf of the Company.

    PERFORMANCE BONUSES

    At the commencement of each fiscal year, the Company establishes objective financial and certain subjective goals which are based upon and exceed the Company's achievements in the prior year. Using these overall goals as a basis, the CEO then establishes incentive programs which set forth performance goals for the current fiscal year. In addition, at the end of each fiscal year, the Company may award bonuses to recognize special contributions made by an executive or his department to long-term strategic goals not specifically addressed in the individual incentive programs. In compliance with the 1993 Stock Target Ownership Plan, a portion of the executive's performance bonus may be paid in the form of Common Stock, with the remainder paid in cash.

    STOCK OPTIONS

    The Compensation Committee utilizes stock options as a key incentive because they provide executives with the opportunity to become stockholders of the Company and thereby share in the long-term appreciation in value of the Company's Common Stock. The Compensation Committee believes that stock options are beneficial to the Company and its stockholders because they directly align the interests of the Company's executives with those of its other stockholders.

    The Compensation Committee determines the amount of stock options, if any, to be granted from time to time to executive officers pursuant to the Company's 1992 Stock Option Plan. Substantially all of the options are incentive stock options which are granted at no less than prevailing market value. In the case of CEO incentive stock options, the exercise price is at least 110% of such prevailing value. Accordingly, stock options will only benefit executives if the price of the Company's Common Stock increases over the option term.

    The number of shares of Common Stock subject to individual options are usually based on the performance of the executive team as a group, as well as on departmental and individual contributions. Options are granted as compensation for performance and as an incentive to promote the future growth and profitability of the Company. In determining the number of shares of Common Stock subject to such options, the Committee considers the option and other compensation policies of the industry, with particular attention to the Peer Group. It also takes into account the outstanding options already held by each individual executive officer, and the projected value of the options based on historical and assumed appreciation rates of the Company's Common Stock.

    CEO COMPENSATION

    As is the case for the other executive officers, the CEO's compensation package consists of base salary, performance bonuses and stock options.

    The CEO's base compensation for fiscal 1996 was set by the Compensation Committee in November 1995 and remained unchanged from the prior year's level. In determining Mr. Berglass' compensation, the Compensation Committee considered the overall compensation packages of other chief executive officers in the Peer Group and other companies in the health and beauty care industry. In addition, the Compensation Committee considered the Company's performance and its achievement of its financial and business goals and evaluated Mr. Berglass' overall individual performance, both in the prior fiscal year and in the prior five years. The Compensation Committee does not assign relative weights or rankings to each of these factors, but instead makes a subjective determination based on consideration of all such factors.

    The Compensation Committee met on October 23, 1996 to consider Mr. Berglass' base salary for fiscal 1997 and to determine whether to award any performance bonuses and stock options to him with respect to fiscal 1996. Based upon the Company's financial results for fiscal 1996 and the fact that the Company filed for reorganization under chapter 11 of the Bankruptcy Code, the Compensation Committee did not award Mr. Berglass a performance bonus or a base salary increase for fiscal 1996 or 1997.

                                          COMPENSATION COMMITTEE

                                            Philip I. Wilber, CHAIRMAN

                                            Michael Leiner

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Wilber and Leiner served on the Compensation Committee during 1996.

                     COMPANY STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the Company's total return to stockholders over a five-year period commencing August 1, 1991 against the Nasdaq Market index and the Peer Group. The Peer Group currently consists of Chattem, Inc., Del Laboratories, Inc. and Mem Company, Inc. The Peer Group for fiscal 1995 (the "1995 Group") consisted of St. Ives Laboratories, Inc., Chattem, Inc., Del Laboratories, Inc. and Mem Company, Inc. In February of 1996 St. Ives Laboratories, Inc. was acquired by the Alberto-Culver Company. The Company believes that, in view of its size and other factors, the Alberto-Culver Company is not comparable to it or to other members of the Peer Group.

                            COMPARISON OF FIVE YEAR
                            CUMULATIVE TOTAL RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            DEP CORPORATION     NASDAQ     1995 GROUP    PEER GROUP
1991                    $100        $100          $100          $100
1992                    $125        $117          $118          $131
1993                     $71        $143          $141          $164
1994                     $29        $147          $113          $128
1995                     $21        $206          $144          $172
1996                     $15        $225          $253          $259

ASSUMPTIONS:

    Assumes $100 invested on August 1, 1991 with reinvestment of any dividends. No dividends were paid on the Company's securities during the period.

                              INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP served as the Company's independent auditors for the fiscal year ended July 31, 1996 and has been selected by the Company's Audit Committee to serve as the independent auditors for the fiscal year ending July 31, 1997. Representatives of such firm are expected to be present at the Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    Any stockholder proposal intended for consideration at the 1997 Annual Meeting of Stockholders must be received by July 25, 1997 and otherwise conform to the applicable requirements of the Exchange Act to be included in the proxy materials relating to that meeting. It is recommended that any such proposals be sent to the Secretary of the Company by certified mail, return-receipt requested.

                                 ANNUAL REPORT

    The Annual Report to Stockholders covering the Company's fiscal year ended July 31, 1996 is being mailed to stockholders of record at the same time as this Proxy Statement.

    The Company will provide without charge to each person who is a beneficial owner of Common Stock, on written request of such person, a copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission (not including exhibits). Written request for such copies should be addressed to the Investor Relations Department, DEP Corporation, 2101 East Via Arado, Rancho Dominguez, California 90220.

                                 OTHER MATTERS

    The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their best judgment.

    The Compensation Committee Report and the Company Stock Price Performance Graph that appear herein shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or Exchange Act and, unless specifically incorporated by the Company, shall not be deemed incorporated by reference in any document filed under such Acts.

    ALL STOCKHOLDERS ARE URGED TO PROMPTLY VOTE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                                               [SIG]

                                     JUDITH R. BERGLASS

                                            SECRETARY

Rancho Dominguez, California
December 30, 1996

                                DEP CORPORATION
                ANNUAL MEETING OF STOCKHOLDERS--FEBRUARY 7, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of DEP Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 27, 1996, and appoints Philip I. Wilber and Alexander J. Kyman, or either of them, proxies with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held Friday, February 7, 1997, at 10:00 A.M. (local time) at the Holiday Inn, 19800 South Vermont Avenue, Torrance, California, and at any adjournment or postponement thereof, and to vote all of the shares of common stock of the Company which the undersigned would be entitled to vote if personally present on the matters set forth below:

1.         Election of Directors:
           / / FOR the nominees listed       / / WITHHOLD AUTHORITY to vote for
           below                             all nominees listed below
           (except as indicated)
               IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE,
                                   STRIKE A LINE THROUGH THAT NOMINEE'S NAME BELOW:
                   Robert Berglass                        Grant W. Johnson
2.         Other Matters:
           In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the Annual Meeting or at any adjournment or postponement thereof.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE
           DIRECTORS.

                           (CONTINUED ON OTHER SIDE)

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1.
                                             Dated _______________________, 1997
                                             ___________________________________
                                                         (Signature)
                                             ___________________________________
                                                         (Signature)

                                             NOTE: Please sign exactly as shown
                                             at left. If stock is jointly held,
                                             each owner should sign. Executors,
                                             administrators, trustees,
                                             guardians, attorneys and corporate
                                             officers should indicate their
                                             fiduciary capacity or full title
                                             when signing.

                                             / / Please check if you have had a
                                             change of address and print your
                                             new address and phone number below:
                                             ___________________________________
                                             ___________________________________
                                             ___________________________________
                                             PLEASE VOTE, DATE, SIGN AND MAIL
                                             THIS PROXY CARD PROMPTLY IN THE
                                             ENCLOSED ENVELOPE.